McKinley Equipment Corporation
17611 Armstrong Avenue
Irvine, CA 92614


January 16, 2003


U .S. CONTINENTAL
Attention: Mr. Lance Dermeik                     Proposal # Hansens-1-16-03-PBR2
1001 Pomona Rd.
Corona, Ca. 91720
Re; Hansens Project, Corona, California


Following is the proposal we have been discussing for the additional storage requirement. We are partnering with Hannibal Industries structural steel racking and Advanced Storage Solutions 5 deep cart system and are pleased to offer the following storage proposal for your approval.

System Parameters

The system following takes into consideration Hansen's requirement for a "flexible" system that can be reconfigured as Hansens product mix changes.

We have consulted with Mr. Jerry Hefner, the fire consultant of record. Hansen's commodities are able to be stored up to 27' with the in place EFSR-25-M system or within 36" of the sprinkler heads. The first two pallets will be stored on the floor ( as is the current layout) and having three levels of carts above for a total of 5 levels. Hansen's can change the elevations to suit there needs in the future as the structure and carts are designed based on an average of a 2300# load.

The system is based on 42" wide x 48" deep pallets, up to 2,300# average per pallet.

System layout is based on using four rows of 5 deep of push back rack system.

Four rows of 5 deep x 5 high 18-1/2 bays wide, 37 lanes (3@ 5-1/2 bays each plus 2 additional bays) resulting in 3,700 pallet positions.

INSTALLATION
Installation will be staged. First section will be installed approximately mid January. Installation is based on doing 1 section at a time. One section can be completed in five 9 hour days.


PLEASE SEE FOLLOWING FOR CONFIRMING PRICING AND PROPOSAL

January 16, 2003



U.S. CONTINENTAL
Attention: Mr. Lance Dermeik                    Proposal # Hansens-1-16-03 PB-R3
1001 Pomona Rd
Corona, Ca. 91720
Re: Hansen's Project, Corona, California


PROPOSAL
Total System Price, Delivered, Installed, Tax Included                     $____
Cost per pallet position 5 deep = $____,
Option Increase upright height from 276" to 300" for future
        flexibility, Add                                                   $____
Plan Check and permit Fees from City of Corona, Add                        $____
CAD Drawing services, Add                                                  $____
Total Cost of System Components, delivered, Installed, Tax Included        $____

Notes:
1. Sprinklers if Needed                                              $ By Others
2. Seismic Calculations, Add                                               $____
3. Structural Permit Processing by McKinley,                               $____
4. Actual Cost of Plan Check and Permit fees to be prepaid by
        McKinley and invoiced directly to Hansen' s for payment.
5. Fire Permit: By Others-Jerry Hefner and Associates (previous consultant)
6. Soils and slab testing, if needed is by others.
7. Shipment of Rack:           5-6 weeks
8. Shipment of Advance Carts:  6 weeks.
9. Installation Duration:      6 days per section.
10.Terms: 30% down ($____), 40% ($____ upon shipment)and 30% ($____)
        net 15 days upon completion with approved credit.
11.  Proposal valid for 90 days.
12.  All equipment rentals for installation are included in above price

We are looking forward to continuing our relationship.

Sincerely,

Marcus Crockett                               Accepted By /s/ Hilton Schlosberg
Sales Manager                                 Date         1/20/03